Exhibit 10.6
LEASE
THE STATE OF TEXAS §
COUNTY OF CALHOUN §
     This lease is made and executed by and between the CITY OF PORT LAVACA, TEXAS, a home rule municipality duly incorporated under the laws of he State of Texas, hereinafter called “CITY” and KING FISHER MARINE SERVICE, INC, having their principal place of business in Port Lavaca, Calhoun County, Texas, hereinafter called “LESSEE”.
1. GRANT OF LEASE
     CITY hereby leases to LESSEE AND LESSEE leases from CITY herein provided a certain 2.637 acre parcel of land located at, Harbor of Refuge, Port Lavaca, Texas particularly described in Exhibit “A” attached hereto and made a part hereof.
2. TERM
     The primary term of this lease shall begin on the following date: July 1, 1997 and shall extend for a period of five (5) years or unless sooner terminated by mutual agreement by and between the parties hereto or under and pursuant to the terms of this agreement hereinafter set out.
3. RENTAL CONSIDERATION
     LESSEE shall pay CITY as rent therefor during said term the following:
     The rent for the leased premises is THIRTEEN THOUSAND TWO HUNDRED NINE AND 72/100 DOLLARS ($13,209.72) per year.
     The minimum rental for the primary term is payable in monthly installments commencing on the effective date hereof in the amount of One Thousand One Hundred and 81/100 Dollars ($1,100.81) and continuing on the first day of each month in the same amount for the duration of this lease except that the rental rates each year (beginning January 1 of each year) shall increase by the same percentage as the amount of the percentage increase in the National Consumer Price Index as of January 1 of the previous year.
4. LEASE OPTION
     LESSEE is hereby given the express option to renew this lease agreement as follows: Two (2) additional periods of five (5) years each on the same terms and conditions as contained herein.
     In the event LESSEE wishes to exercise its said option for any renewal period, it shall give CITY sixty (60) days notice in writing prior to the termination of each period respectively.
5. UTILITIES
     LESSEE agrees to pay all gas, electric, water sewage and other utility charges.
6. RIGHT TO INSPECT
     CITY has no duty to inspect said premises to determine the need for repairs or to determine if LESSEE is maintaining the premises and/or any buildings of structures: however, CITY may at any reasonable time enter the premises and inspect the same to determine if LESSEE is complying with the covenants contained in this lease.
7. LAWS AND REGULATIONS
     In the use of the premises herein leased, the LESSEE shall conduct its business thereon in compliance with all valid ordinances and/or regulations of the CITY and all laws of the STATE OF TEXAS, UNITED STATES OF AMERICA and/or STATE or FEDERAL regulatory agencies, and/or any amendments thereto.
8. WASTE
     LESSEE shall not permit the accumulation of waste or of refuse matter on the premises.
9. ASSIGNMENT
     LESSEE shall not without first obtaining the written consent of’ CITY, assign, sublet, pledge, mortgage or encumber this lease in whole or in part or sublet the premises or any part thereof. This covenant shall be binding upon the legal representatives of LESSEE and upon every person to whom LESSEE’S interest under this lease passes by operation of law, if any. No consent on the part of the CITY shall operate as a release of the duties of LESSEE unless said release is in writing and specifically states LESSEE has been relieved of its duties and obligations included in this agreement.
10. SHOW PREMISES

     During the twelve (12) months prior to termination this lease CITY may show the premises to prospective tenants, during business hours upon reasonable notice to LESSEE.
11. CONSTRUCTIVE EVICTION
     LESSEE shall not be entitled to claim a constructive eviction from the premises unless; 1) LESSEE shall have first notified CITY in writing of the condition or conditions given rise hereto and 2) if the complaints be justified, CITY shall have failed within a reasonable time after receipt of such notice to remedy such condition.
12. LIEN
     LESSEE hereby gives and grants to CITY a landlord’s lien on all goods, wares, merchandise and fixtures belonging to LESSEE, located on said premises, to secure the payment of the rentals herein agreed to be paid, and any and all other sums of money to become due and owing by LESSEE to CITY under the terms of this agreement. This lien shall be subordinate to any security agreement, mortgage, bond or debenture LESSEE executes and/or delivers encumbering the subjects of this Section.
13. INDEMNIFICATION AND LIABILITY
     LESSEE covenants and agrees to indemnify and save CITY harmless from all damages, claims and demands of any person or persons by reason of the operation and conduct of the business of LESSEE on the leased premises and for any condition existing on the leased premises under control of LESSEE and in any suit or action for damages arising from the negligence of LESSEE in this respect, in which action CITY is included or made a defendant, and LESSEE agrees to assume all of the burden, cost and expense of the defense or settlement of suitor causes of action, including attorney’s fee in the defense or settlement of such action, or claim, and will well and truly pay all judgment which may be obtained against CITY, as provided for in this paragraph.
14. INSURANCE
     LESSEE further covenants and agree that it will at all times during the term of this lease, or any extension thereof, at its own expense, maintain and keep in force liability insurance insuring

LESSEE in the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) per accident, TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) per person for injury to any one person or any one occurrence and TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) for property damage, against loss, liability or damage which may result from accident or casualty whereby any person or persons whomsoever may be injured or killed or sustain property damage on the leased premises. LESSEE shall furnish an endorsement naming CITY as an additional insured.
15. PEACEFUL POSSESSION
     CITY covenants that LESSEE shall peaceably and quietly have, hold and enjoy the premises herein mentioned subject to provisions of this lease and mortgages, liens or deeds of trust created thereafter.
16. REDELIVERY
     Upon the termination of this lease, from whatever cause, LESSEE shall deliver to CITY peaceable possession of the entire premises, in as good condition as it was received, except deterioration by ordinary wear and tear, and/or damage by fire or acts of God.
17. HOLDING OVER
     In the event LESSEE should hold over or be permitted to hold over or occupy said premises after the expiration of the term of said lease, or after the termination hereof pursuant to the provisions herein contained, such holding over by LESSEE shall not be deemed a renewal or extension of this lease in any way, but LESSEE shall after such termination, be deeded a tenant wholly at the will of CITY.
18. REMEDIES ON DEFAULT
     The debt created herein can be matured and the lease herein granted can be terminated by CITY in the following circumstances:
     a) Should default be made by LESSEE in the payment of any payment and should default continue for a period of thirty (30) days, then CITY may mail notice of such default and thirty (30) days after the date of mailing of such notice of default to LESSEE then in such event CITY may declare all of said rent for the entire term of said lease due and payable and/or terminate the lease and all rights of LESSEE to possession under the terms of this lease and it shall be lawful for CITY, its agents or assigns to enter upon the said premises and or part thereof either with or without process of law without incurring any legal responsibility therefor. in the event said power to terminate is exercised by CITY, it shall not constitute an election or waiver of any right of CITY.
     b) If LESSEE shall breach any other condition or neglect or refuse to perform any of the covenants and/or agreements herein contained, or in case the said LESSEE shall assign or sublet the premises or any part thereof to any person, firm or corporation without the written consent of CITY, then in any of those events CITY may give written notice of said breach or attempted breach setting out the nature thereof, and if the same is not corrected within thirty (30) days after such notice, then CITY can mature the indebtedness created by this lease and the same will be immediately due and payable and CITY can terminate this lease and re-enter said premises as provided in (a) above.
19. DAMAGED PREMISES
     In case of loss or damage to the premises herein leased by storm water or any other cause whatsoever, so that use thereof by LESSEE is impossible, if CITY does not deem it advisable, in its sole and unlimited discretion, to repair or replace the land and/or improvements herein lease, CITY shall, within thirty (30) days after the loss from any of the foregoing causes, notify LESSEE in writing of CITY’S election not to repair or replace said land and/or improvements, in which event LESSEE may repair the premises or terminate the lease with regard to the payment of rentals and the term hereof, and for any other purposes, SAVE AND EXCEPT, that LESSEE shall have a continuing duty to deliver up to the CITY possession of the premises in as good condition as is reasonably possible under all the circumstances then existing. If said land and/or improvements are seriously damaged by storm waters or any cause as aforesaid, the CITY, if it deems it advisable in its sole and unlimited discretion to do so, may repair or replace said land, using reasonable diligence in so doing to the end that the entire premises may be placed in a tenantable condition as soon as it reasonably possible after such loss or damage in which event this lease shall continue in full force and effect; PROVIDED, HOWEVER, that during the term that such premises are not in tenantable condition, the LESSEE shall be relieved of its obligation to pay the rental thereon until such premises are again rendered tenantable.
20. REMOVAL OF CERTAIN ITEMS
     LESSEE shall upon the expiration of this lease remove all property placed on said premises by LESSEE, save and except any permanent improvements so attached to the premises that their removal will cause permanent damages to the premises.
21. RELATIONSHIP
     It is strictly understood that the only relationship between the parties hereto is LESSOR-LESSEE and the parties have no intention of entering a partnership or joint venture or any other similar relationship by virtue of this agreement.
22. WAIVERS
     CITY’S waiver of breach of one covenant and condition of this lease is not a waiver or breach of others or of a subsequent breach of the one waived. CITY’S acceptance of rent installations after breach is not a waiver of the breach except of the breach of the covenant to pay the rent installment or installments accepted.
23. RECEIVERSHIP
     Appointment of a receiver to take possession of LESSEE’S assets, LESSEE’S general assignment for benefit of creditors, or LESSEE’S insolvency or taking or suffering action under the Bankruptcy Act is a breach of this lease.
24. DOCKING RIGHTS
     In addition to the land area contained in the metes and bounds description, the LESSEE shall have exclusive docking rights insofar and only insofar as the City of Port Lavaca has authority to grant exclusive docking rights, along the entire water frontage of the leased area. The exclusive docking privilege shall be subject to any existing tariff then on file with the proper authorities. Also, any vessel in distress or unable to navigate safely may tie up to the leased area temporarily and until the vessel can be towed away or moved at the direction of a duly authorized representative of the City of Port Lavaca.
25. ENVIRONMENTAL CLAUSE
     1. Definitions. For the purposes of this Lease Agreement, the parties agree that, unless the context otherwise specifies or requires, the following terms shall have the meaning herein specified:
(a)	“Governmental Authority” shall mean the United States, the state, the county, the city, or any other political subdivision in which the Premises are located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Lessee or the Premises.

(b)	“Governmental Requirements” shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to Lessee or the premises.

(c)	“Hazardous Materials” shall mean (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9501 et seq.) (“CERCLA”) as amended from time to time, and regulations promulgated thereunder; (c) asbestos; (d) polychlorinated biphenyls; (3) underground storage tanks, whether empty, filled or partially filled with any substance, (f) any substance the presence of which on the premises is prohibited by any Governmental Requirements; and (g) any other substance which by any Governmental Requirements requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal.

(d)	“Hazardous Materials Contamination” shall mean the contamination of the premises, facilities, soil groundwater, air or other elements on or of the premises by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time emanating from the premises.
     2. Prior to executing this Lease Agreement Lessor and Lessee have conducted a surface inspection of the premises and agree that the premises appear to be free of any Hazardous Materials Contamination.
     3. Lessee’s Covenants. Lessee agrees to (a) not allow the release of any Hazardous Materials on, onto or from the leased premises that could result in (i) a violation of any Governmental Requirements or in the creation of liability or obligations, including without limitation, notification, deed recondition, or remediation, under any Governmental Requirements, or (ii) a diminution in value of the leased premises, and Lessee further agrees not to handle, use, or otherwise manage, and to cause occupants not to manage, any Hazardous Material in violation of any Governmental Requirements or in any but a reasonable and prudent manner so as to prevent the release or threat of release of any Hazardous Material on, onto, or from the leased premises;
(b) give notice to Lessor immediately upon Lessee’s acquiring knowledge of the presence of any Hazardous Matarials on the premises or of any Hazardous Materials Contamination with full description thereof; (c) promptly comply with any Governmental Requirements requiring the removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide Lessor with satisfactory evidence of such compliance; (d)

provide Lessor, within thirty (30) days after demand by Lessor, with a bond, letter of credit or similar financial assurance evidencing to Lessor’s satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any assessments which may be established on the premises as a result thereof; and (e) allow Lessor access to the premises for purposes of inspection for Hazardous Materials Contamination.
4. Indemnification With Regard to Hazardous Waste. Lessee shall defend, indemnify and hold harmless Lessor from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, attorneys’ fees and expenses, and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred or suffered by or asserted against Lessor by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the premises or any Hazardous Materials or any Hazardous Materials Contamination or arise out of or result of the environmental condition of the premises or the applicability of any Governmental Requirements relating to Hazardous Materials (including, without limitation, CERCLA or any federal, state or local so-called “Superfund” or “Superlien” laws, statute, law ordinance, code, rule, regulation, order or decree), unless caused by Lessor. The representations, covenants, warranties and indemnifications contained in this section shall survive the termination of this Lease Agreement.
     5. Lessor’s Right to Remove Hazardous Materials. Lessor shall have the right but not the obligation, without in any way limiting Lessor’s other rights and remedies under this Lease Agreement, to enter onto the premises or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous

Materials or Hazardous Materials Contamination on the premises following receipt of any notice from any person or entity asserting the existence of any Hazardous Materials or Hazardous Materials Contamination pertaining to the premises or any part thereof which, if true, could result in an order, suit, imposition of a lien on the premises. All costs and expenses paid or incurred by Lessor in the exercise of any such rights shall be payable by Lessee upon demand.
26. SUCCESSORS
     This lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest, heirs, executors, administrators and assigns, except as herein otherwise provided.
27. LIMITED WARRANTY
     CITY hereby warrants that it has done nothing to encumber the title to said premises except to grant an easement over the entire premises to the United States of America, this easement is made subject thereto and the laws of the United States of America covering harbors of refuge.
28. PARAGRAPH HEADINGS
     The paragraph headings in this lease are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this lease or any of its provisions.
29. TERMS, SINGULAR AND PLURAL
     The terms of CITY and LESSEE and the pronouns used herein in referring to CITY and LESSEE shall always mean and include the proper gender and the applicable singular or plural for the party or parties herein named.
30. NOTICE
     Any notice required by this lease shall be sent to the respective party as follows:
CITY:
CITY OF PORT LAVACA
P.O. BOX 105
PORT LAVACA, TEXAS 77979
ATTENTION: CITY MANAGER

LESSEE:
King Fisher Marine Service, Inc
P.O. Box 108
Port Lavaca, Texas 77979
31. INGRESS AND EGRESS
     CITY reserves for itself, the right of unlimited ingress and egress (at any time and under any circumstances) across said premises either from land or the water and/or for the purpose or patrolling, inspecting, maintaining, repairing, and operating all utilities located on said premises or the harbor. Right of ingress and egress along existing or constructed roadways, is also reserved to CITY and its assigns for the purpose of crossing said premises at any time and under any condition to reach any other City-owned leased area, ramp, dock or tract which is located on the harbor. CITY shall not have the right, however, without LESSEE’S written consent, to permit, license, or allow traffic over the herein leased premises to and from any privately owned tract or tracts.
32. SPECIAL PROVISIONS
     a) It is expressly understood that LESSEE will obtain written approval from CITY through its Port Commission on any construction plans for docks, wharves, bulkhead or any other improvements on leased premises and all maintenance thereto will be the sole responsibility of LESSEE.
     b) The property subject of this lease may be used by Lessee for its own fabrication, supply, tender and/or storage site and Lessee shall be allowed to charge other users for similar activities conducted on the site.
     c) Lessee may now use and improve an existing road across contiguous city property for the purpose of entering and/or leaving the leased property, Lessee may obtain necessary fill dirt from the leased property so long as it uses proper dirt removing and sloping techniques. Extension of utility services to the leased premises shall be responsibility of the Lessee. Lessee shall be allowed to create and maintain a 12 foot channel along the leased premises.
     This Agreement shall be construed under, and in accordance with, the laws of the State of Texas, and all obligations of the parties created by this Agreement are performable in Calhoun County, Texas.

     This Agreement constitutes the sole and only Agreement of the parties to the Agreement and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter of this Agreement.
     This lease shall be effective upon signatures by the parties concerned.
     In WITNESS WHEREOF, this agreement has been signed, sealed and delivered in duplicate originals, this 23rd day of June, 1997.

THE CITY OF PORT LAVACA, TEXAS
By:	/s/ [ILLEGIBLE]
MAYOR

ATTEST:

/s/ Barbara Gibson CITY SECRETARY

KING FISHER MARINE SERVICE INC.
/s/ Waymon Boyd
WAYMON BOYD, PRESIDENT

THE STATE OF TEXAS	§

COUNTY OF CALHOUN	§
     BEFORE ME, the undersigned authority, on this day personally appeared TINEY BROWNING, Mayor of the City of Port Lavaca, Texas, a home rule municipality duly incorporated under the laws of the State of Texas, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the 23rd day of June, 1997.

/s/ Charlotte Flowers
NOTARY PUBLIC IN AND FOR CALHOUN COUNTY, TEXAS MY COMMISSION EXPIRES: 4/6/98

THE STATE OF TEXAS	§

COUNTY OF CALHOUN	§
     BEFORE ME, the undersigned authority, on this day personally appeared WAYMON BOYD, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the 20th day of June, 1997.

/s/ Laveme Miller
NOTARY PUBLIC IN AND FOR CALHOUN COUNTY, TEXAS MY COMMISSION EXPIRES: 09/16/98

Vol. 345 pg. 144

2.637 Acres	Part of Maximo Sanchez Survey,
A-35, Calhoun County, Texas.

STATE OF TEXAS	§

COUNTY OF CALHOUN	§
FIELDNOTE DESCRIPTION of a tract or parcel of land containing 2.637 acres situated in and a part of the Maximo Sanchez Survey, A-35, Calhoun County, Texas. Said 2.637 acres is also described as being in and a part of the City of Port Lavaca Harbor of Refuge tract described in Volume 305. pages 1195-1197 Deed Records of Calhoun County, Texas, This 2.637 acres is more fully described by metes and bounds as follows:
BEGINNING at a point in the North line of the East-West Basin of the Harbor Refuge for a Southwest corner of the herein described 2.637 acres. Said point bears S 07° 20’ 28” E, 435.6 feet and N 82° 39’ 32” E, 540.0 feet from a l1/2 inch iron pipe in concrete found in the South line of Pinta Street marking the Northeast corner of Farmland Industries’ 5.0 acre lease tract of record in Volume 261, page 551 of the Deed Records of Calhoun County, Texas.
THENCE, N 07° 20’ 28” W for a distance of 150.0 feet to a point for the Northwest corner of this 2.637 acres being described;
THENCE, N 82° 39’ 32” E for a distance of 264.01 feet to a point in the West line of a 40.0 feet wide road reserve for the Northeast corner of the tract;
THENCE, S 00° 25’ 14” E with the said West line of a 40.0 feet wide road reserve for a distance of 220.5 feet to a point of angle to the left;
THENCE, S 34° 22’ 00” E continuing with the Southwest line of the said 40.0 feet wide road reserve for a distance of 427.79 feet to a point for the Southeast corner of the herein described 2.637 acres;
THENCE, S 82° 39’ 32” W for a distance of 281.84 feet to a point in the East line of the North-South Basin of the Harbor of Refuge for a Southwest corner;
THENCE, N 07° 20’ 28” W with the said East line of North-South Basin for a distance of 450.0 feet to a 5/8 inch iron rod found marking the Northeast corner of the said Harbor of Refuge Basin and an interior corner of this 2.637 acres being described;
THENCE, S 82° 39’ 32” W with the North line of the East-West Basin for a distance of 150.0 feet to the PLACE OF BEGINNING; CONTAINING within these metes and bounds 2.637 acres situated in and a part of the Maximo Sanchez Survey, A-35, Calhoun County, Texas.
The foregoing FIELDNOTES were prepared from an actual on the ground survey made under my direction and supervision in February 1981, and from calculations made in my office in June 1981, and is true and correct to the best of my knowledge and belief.

/s/ David W. Gann David W. Gann Registered Public Surveyor No. 3816

April 8, 2002
Port Lavaca Port Commission
City of Port Lavaca
P. O. Box 105
Port Lavaca, TX 77979

Attention:	Ms. Barbara Gibson
City Secretary

RE:	Harbor of Refuge, Lease of 2.63 Acres and 3.98 Acres of Land BID PROPPOSAL DUE JUNE 12, 2002 at 10:30 A.M.
Dear Ms. Gibson,
     Please accept this letter to lease the above referenced tracts of land, exercising our 1st of two options for 5 years each. We realize that our lease will be issued under the same conditions as the original lease and will be at the current prevailing rate, with our 2nd option renewing in the year 2007.
TRACT I:
2.63 acres of land, more or less, situated in and being a part of the Maximo Sanchez Survey, A-35, Calhoun County, Texas being in and a part of the City of Port Lavaca Harbor of Refuge Tract described in Vol. 305, Page 1195 of the Deed of Records Calhoun County, Texas and

Port Lavaca Port Commission
City of Port Lavaca
April 8, 2002

TRACT II:
3.98 acres of land, more or less, situated in and being a part of the Maximo Sanchez Survey, A-35, Calhoun County, Texas being in and a part of the City of Port Lavaca Harbor of Refuge Tract described in Vol. 305, Page 1195 of the Deed of Records Calhoun County, Texas.
     If additional information is needed, please feel free to call me any time.
Sincerely,
King Fisher Marine Service, Inc.
Wayne Boyd
President
WB/tb